February 24, 2021

Citibank, N.A. - ADR Depositary

388 Greenwich Street New York, NY 10013 Attn: Hank Hui

Re: Xpeng/Xpeng Fortune - Instruction Regarding Deposit of Ordinary Shares

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of August 31, 2020 (the "Deposit Agreement"), by and among Xpeng Inc. (the "Company"), Citibank, N.A., in its capacity as ADR Depositary (the "Depositary"), and the Holders and Beneficial Owners of America n Depositary Shares issued thereunder. Terms used herein without definition shall have the meanings ascribed to such terms in the Deposit Agreement.

The Company and XPeng Fortune Holdings Limited (“XPeng Fortune”) are respectively depositing 29,843,750 and 21,449,650 Shares (collectively, the "Subject Shares") under the Deposit Agreement, by delivery of the Subject Shares to Citibank, N.A. - Hong Kong Branch, as Custodian (the “Custodian”), and request that the Depositary issue ADSs representing such Subject Shares (the "Subject ADSs") to, or for the benefit of, the Company in accordance with the terms of this Letter Agreement. The Company and XPeng Fortune request that the Depositary deliver the Subject ADSs to the account of Futu Securities International (Hong Kong) Limited with Interactive Brokers LLC (account number U8629265). The DTC participant number of Interactive Brokers LLC is 0534. The contact person at Futu Securities International (Hong Kong) Limited is Mr. Alex Lam at settlement@futuhk.com, +852 23018999.

The Company and XPeng Fortune are depositing the Subject Shares in connection with certain Restricted Share Units (the “RSUs”) granted by the Company to certain employees pursuant to the XPeng Inc. Amended and Restated 2019 Equity Incentive Plan (the "Plan"). The grant of the RSUs and the issuance and delivery of Shares (in the form of ADSs) upon the vesting of the RSUs pursuant to the Plan have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Company hereby confirms that (x) it has been advised by (i) its U.S. securities law counsel that the grant of the RSUs and the issuance and delivery of Shares upon the vesting of the RSUs pursuant to the Plan are exempt from registration under the Securities Act, and (ii) its Cayman Islands counsel that the transfer of Subject Shares to the Custodian (or its nominee), the deposit of the Subject Shares with the Depositary, and the issuance and delivery of ADSs by the Depositary in respect of such deposited Subject Shares to the Company or its designee do not violate any law applicable to the Company currently in force in the Cayman Islands or the Memorandum and Articles of Association of the Company, and (y) that such advice continues to be valid. Xpeng Fortune hereby confirms (having recently consulted with its British Virgin Islands’ counsel) that the transfer of Subject Shares held by XPeng Fortune to the Custodian (or its nominee), the deposit of such Subject Shares with the Depositary, and the issuance and delivery of ADSs by the Depositary in respect of such deposited Subject Shares to the Company or its designee do not violate any law applicable to XPeng Fortune currently in force in the British Virgin Islands or the Memorandum and Articles of Association of XPeng Fortune.

The Company has prior to the date hereof caused (i) its U.S. securities counsel to deliver to the Depositary an opinion confirming that the issuance and delivery of Shares in the form of ADSs upon the terms contemplated below is exempt from registration under the Securities Act and that the ADSs delivered to holders of RSUs upon the terms contemplated below are freely transferable under the Securities Act, and (ii) its Cayman Islands counsel to deliver to the Depositary an opinion confirming that the transfer of Subject Shares to the Custodian (or its nominee), the deposit of the Subject with the Depositary, and the issuance and delivery of the Subject ADSs by the Depositary in respect of such deposited Subject Shares to the Company or its designee do not violate any law applicable to the Company currently in force in the Cayman Islands or the Memorandum and Articles of Association of the Company.

The Company and the Depositary agree that, in consideration of the above confirmations and the undertakings of the Company and Xpeng Fortune below, the Subject Shares may be deposited under the terms of the Deposit Agreement and Subject ADSs may be issued in respect of such deposit and delivered pursuant to the Company's and Xpeng Fortune’s instructions herein and otherwise transferred by the Company and Xpeng Fortune in accordance with applicable law.

Each the Company and Xpeng Fortune hereby covenants to, and for the benefit of, the Depositary, that (i) each of the transfer of the Subject Shares to the Custodian (for deposit with the Depositary under the terms of the Deposit Agreement and this Letter Agreement) and the issuance and delivery of the Subject ADSs does not violate any Cayman Islands or British Virgin Islands laws or regulations, or any order, judgment or proceeding binding on the Company or Xpeng Fortune or any agreement to which the Company or XPeng Fortune is a party, (ii) it has obtained all governmental approvals, permits, consents and authorizations required to be so obtained in the Cayman Islands, the British Virgin Islands and the United States for transactions contemplated herein, (iii) the Subject Shares being transferred to the Custodian (for deposit under the terms of the Deposit Agreement and this Letter Agreement) for the purpose of the issuance of Subject ADSs are validly issued, fully paid and non- assessable, are free of any preemptive rights of the holders of outstanding Shares, are free of any liens or encumbrances, have not been stripped of any entitlements, and are of the same class as, and rank pari passu with, the other Shares held by the Custodian (on deposit for the Depositary under the terms of the Deposit Agreement), (iv) the Company will ensure that delivery of the Subject ADSs upon the vesting of the RSUs will be made only if the applicable holder of the RSUs (and recipient of the Subject ADSs, the “Recipient”) is a person who has held the RSUs for at least six months prior to the vesting of the applicable RSUs and the delivery of the Subject ADSs to such Recipient, (v) adequate current public information with respect to the Company as required by paragraphs (c)(1) of Rule 144 under the Securities Act is available and the Company will ensure that such information will be available at the time of the delivery of the Subject ADSs to the Recipient and any transfer of the Subject ADSs by the Recipient; and (vi) the Company will ensure that the Subject ADSs (x) will not be delivered to "affiliates" (as defined in Rule 144 under the Securities Act) of the Company, including any person who is an affiliate of the Company at the time of the delivery and any person who has been an affiliate of the Company during the preceding three months (the “Affiliates”) or (y) if delivered to Affiliates, are so delivered only in connection with the settlement of a resale transaction by such Affiliates that is either covered by a registration statement under the Securities Act or exempt from registration under the Securities Act and in each such case the ADSs when so delivered in settlement are not "Restricted Securities" (as defined in the Deposit Agreement).

The Company confirms that its indemnification obligation set forth in Section 5.8 of the Deposit Agreement covers the deposit of the Subject Shares, the issuance of the Subject ADSs, and the actions taken in connection therewith, subject to the terms of the Deposit Agreement.

This letter agreement shall be interpreted in accordance with, and all rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York.

Sincerely,

XPENG, INC.

/s/ Xiaopeng He

Name: Chairman and Chief Executive Officer

Date: February 23, 2021

XPENG FORTUNE HOLDINGS LIMITED

/s/ T Proteus Limited

Name: T Proteus Limited

Title: Director

Date: February 23, 2021

Agreed as of February 23, 2021

Citibank, N.A., as ADR Depositary

/s/ Hank Hui

Name: Hank Hui

Title: Director

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